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                                                                                      Exhibit 12
                                    THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     FOR THE FIVE FISCAL YEARS ENDED FEBRUARY 1, 1997


                                                                                Fiscal Year Ended
                                                           Feb. 1,      Feb. 3,     Jan. 28,     Jan. 29,    Jan. 30,
                                                            1997         1996         1995         1994        1993

Earnings Available for Fixed Charges:
Pretax earnings from continuing operations               $   1,232    $   1,160    $   1,079    $     957    $    579
Fixed charges (excluding interest
  capitalized and pretax preferred stock
  dividend requirements)                                       346          317          293          305         361
Dividends on ESOP Preference Shares                            (26)         (28)         (28)         (28)        (29)
Capitalized interest amortization                                6            5            4            4           3
                                                             1,558        1,454        1,348        1,238         914

Fixed Charges:
Gross interest expense (a)                               $     341    $     316    $     289    $     295    $    338
Interest factor attributable to
  rent expense                                                  22           20           19           20          24
Other (b)                                                        -            -            -            -           5
                                                               363          336          308          315         367

Ratio of Earnings to Fixed Charges                             4.3          4.3          4.4          3.9         2.5


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)  Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.

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